FSG

2003 Incentive Compensation Plan

Plan Summary

April 24, 2003

FSG

Plan Purpose

- The purpose of the 2003 Annual Incentive Compensation Plan is to provide an opportunity for our employees to share in the financial success of FSG and its Affiliate Banks (collectively referred to as "the Company").

- By adopting this program for the current year, we hope to
  - Focus everyone's efforts on continuing to improve our operating and financial results.
  - Provide incentive compensation awards if we exceed our performance expectations.

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FSG

Eligibility

- All full-time employees (excluding commission eligible positions*) are eligible to participate in the 2003 Incentive Compensation Plan.
- In order to be eligible this year, you must have been employed by the Company before July 1, 2003.**
- Those individuals joining the Company after July 1, 2003 may become eligible for the 2004 Incentive Compensation Plan.**

* Positions eligible for Credit Life or Accident & Health (A&H) Commissions are not considered "commission eligible" positions for this purpose.

** Certain exceptions may apply for acquired banks and other circumstances. All awards earned under the Plan will be adjusted on a pro-rata basis based on the number of months you worked during the year.

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FSG

Performance Measures

- For 2003, the Compensation Committee will review **performance relative to budget**, with a particular emphasis in the following four areas:
  - Net Income
  - Leverage Ratio
  - Liquidity Ratio
  - Asset Quality

- Performance relative to budget, and the four measures listed above, will be reviewed at the FSG Holding Company level and at the Affiliate Bank level.

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FSG

Award Determination

- The process for determining individual awards under the 2003 Incentive Plan will be as follows:
  - Immediately following the end of the year, actual performance for the 12 months ending 12/31/03 will be compared to budgeted performance.
  - As long as FSG performance is above the minimum requirement, a suggested award level will be calculated for each employee based on their Participant Group, the performance of FSG, and the performance of the Affiliate Banks.
  - These suggested award levels will be reviewed and revised by your Bank President, the FSG Executive Team, and the Compensation Committee in determining the final amount of any incentive compensation awards under the Plan.

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Award Opportunity Levels

- The following award opportunity levels have been created as a general guideline:
  - Participant Group 1: 0% - 15% of Salary
  - Participant Group 2: 0% - 10% of Salary
  - Participant Group 3: $0 - $2,000

- Your Participant Group is indicated in your personalized Participant Summary sent to you along with this material.

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Award Payment and Timing

FSG

- The 2003 Incentive Compensation Plan is based on results achieved over the twelve months ending December 31, 2003.
- Following the conclusion of our Year End (12/31/03) we will begin the award determination process.
- Any incentive compensation award earned under the 2003 Incentive Compensation Plan will be paid to you in cash no later than March 15, 2004.

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FSG

Discretionary Plan

- The 2003 Incentive Compensation Plan is a discretionary plan based on the performance of the Holding Company and the Affiliate Banks relative to expectations.
- There is no guarantee that any incentive compensation awards will be earned by any employee in 2003. In fact, the Committee reserves the right to automatically prohibit any awards under this plan if certain minimum performance levels are not achieved.

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FSG

Communication

- Members of FSG and the Affiliate Banks meet quarterly to review actual performance relative to budgeted performance.
- Following these discussions, we will distribute information to you regarding our current performance relative to our performance expectations.
- Through this communication process, we hope to keep you focused on key areas and measures that can have an impact on our business and that will determine the extent of any incentive compensation awards under this Plan.
- Because a lot can happen in a short period of time, the actual amount of any earned incentive awards under this Plan will remain unknown until after the end of the year.

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FSG

Your Impact

- Everything you do in your job contributes in some way to the overall success of FSG and your Affiliate Bank.
- By focusing on doing everything within your power to positively impact customer service and our financial results, you are impacting your ability to receive an incentive compensation award under this Plan.

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FIRST SECURTIY GROUP, INC. 2003 INCENTIVE COMPENSATION PLAN Frequently Asked Questions

Q1. How do I know if I am eligible to participate in this Plan?

A1. All full-time employees (excluding those in commission eligible positions *) of First Security Group ("FSG" or "the Holding Company") and its Affiliate Banks who are employed prior to July 1, 2003 are eligible to participate in this Plan.

Q2. What Participant Group am I in?

A2. Your Participant Group is indicated on your personalized Participant Summary enclosed with this material. If you have misplaced your Participant Summary, you can obtain this information by contacting Deborah Blue at (423) 308-2076 or Melissa Moore at (423) 308-2095.

Q3. How was my Participant Group determined?

A3. In separating the organization into Participant Groups, we reviewed position titles, roles and responsibilities, base salary levels, and competitive market data. The current participant groups are in place for 2003, but may be modified in future years.

Q4. How much can I earn under this Plan?

A4. The amount of compensation you can earn under this plan is determined by many factors including your Base Salary, your Participant Group, the performance of the Company (both FSG and the Affiliate Banks), and your individual performance. In no case will your individual award exceed 150% of the maximum range identified for your Participant Group.

Q5. What does it mean that awards will be adjusted on a pro-rata basis?

A5. The award opportunities relate to how much you could earn under the incentive plan for an entire year. Therefore, if you have not worked for FSG or an Affiliate Bank for the entire year, your award is reduced to reflect the time period you were employed by the Company. For example, if a full year award was $5,000 but you only joined the Company on April 1, you would be eligible for 9/12ths of the award or $3,750. If you have worked for FSG or an Affiliate Bank the entire year, your award would not be adjusted.

Q6. How is performance being measured?

A6. For 2003, performance will be measured relative to budget, with a particular emphasis in the following four areas:
  Net Income
  Leverage Ratio

PRIVATE AND CONFIDENTIAL April 25, 2003

FIRST SECURTIY GROUP, INC. 2003 INCENTIVE COMPENSATION PLAN Frequently Asked Questions
  Liquidity Ratio
  Asset Quality
Q6a. What is Net Income?

A6a. In general, net income is equal to total revenue minus total expenses. An example of revenue is the interest we charge on loans to our customers. An example of expense is the salaries we pay our Associates. Having positive and growing levels of net income is a sign that we are serving our customers and managing our business well.

Q6b. What is Liquidity Ratio?

A6b. In general, liquidity reflects the ability of the bank to meet its customer’s requests or requirements for cash. For example, having the cash on hand when one of our customers wants to withdraw money from their account. Because we invest our customers’ money in a variety of ways, we need to make sure that these investments are structured and managed in a way that always maintains our ability to quickly meet our customer’s needs. This is similar to the way in which you manage your money to make sure you have enough to cover your expenses (car payment, rent, etc.). This ratio of our short-term cash resources divided by our customer obligations is referred to as our liquidity ratio. Having a good liquidity ratio is not only required by certain regulations for our industry, it is important for our customers.

Q6c. What is Asset Quality?

A6c. In general, asset quality reflects the overall quality of our loans. Loans to our customers are considered assets because they produce income for the bank by charging our customers interest. This interest is an important source of revenue for the bank, but we also expect the repayment of the loan amount itself. For example, when you make a car payment, part of the payment is for interest and part of the payment is for the loan amount. Sometimes, the companies or individuals to whom we make loans are unable to repay the money because of financial hardship. Accordingly, we are very careful when we make loans, and we regularly review loans, to assess the extent to which we believe the borrower can continue to make the scheduled payments. Having good asset quality means we are making good lending decisions and are staying current with our customers’ financial well-being.

Q6d. What is Leverage Ratio?

A6d. In general, leverage reflects the extent to which the bank has invested its resources in income-producing assets. Because we have a certain level of resources to invest, we need to make sure that our level of investment is appropriate for our level of resources. For example, an individual with a lot of obligations relative to their income or net worth is more leveraged than an individual without a lot of obligations and the same level of income. Therefore, leverage is a measure of risk. Having a reasonable leverage ratio is

PRIVATE AND CONFIDENTIAL April 25, 2003

FIRST SECURTIY GROUP, INC. 2003 INCENTIVE COMPENSATION PLAN Frequently Asked Questions

not only required by certain regulations for our industry, it is an important indicator of how we are managing the overall business.

Q7. How does this Plan relate to my Performance Review?

A7. Your performance review will be considered in determining your award level. We will also review other factors relevant to your overall performance.

Q8. When will I know if I have earned an award under this Plan

A8. You will not know for certain that you have earned an award under this plan until some time following the end of the year (12/31/03). Once the financial performance for the year has been reviewed and the award determination process has been completed, a communication will be distributed to you. However, periodically you receive updates on how the Company and your Affiliate Bank is doing relative to budgeted expectations.

Q9. How can I increase the chances of earning an award under this Plan?

A9. Everything you do has an impact on the financial performance of the Company and your Affiliate Bank. Continuing to focus on our customers, delivering exceptional service, and being cost conscious where possible will all contribute to the likelihood of a successful year and an opportunity for a payout under this plan. For more specific action items, ask your immediate supervisor or Bank President.

Q10. What does it mean that this is a "Discretionary" Plan?

A10. Even though we have identified performance measures and goals, actual payout levels under the 2003 Incentive Compensation Plan are at the sole discretion of the Compensation Committee of the Board of Directors of FSG. In fact, the Committee reserves the right to automatically prohibit the payment of any awards under this plan if certain minimum performance levels are not achieved.

Q11. Can we earn an award if our Bank does well but other Banks do poorly?

A11. Yes, it is possible that participants at one Bank can receive incentive compensation awards under this Plan while participants at another Bank do not receive incentive compensation awards under this Plan. However, given that one of the measures is the performance of the Holding Company, it is much more likely that we will either all receive some level of incentive compensation award or we will all not receive any incentive compensation award.

Q12. Can I earn an award if I perform well but my Bank performs poorly?

A12. No, the lowest level measurement in the 2003 Incentive Compensation Plan is at the Affiliate Bank Level. Individual performance can only increase or decrease a

PRIVATE AND CONFIDENTIAL April 25, 2003

FIRST SECURTIY GROUP, INC. 2003 INCENTIVE COMPENSATION PLAN Frequently Asked Questions

suggested award level calculated based on the performance of the Holding Company and the Affiliate Banks. If the Holding Company and the Affiliate Banks perform poorly, there will be no suggested award to modify based on your individual performance.

Q13. If I am an exempt (salaried) employee, will my participation in this Plan affect my salary?

A13. No, participation in this Plan does not affect your salary.

Q14. If I am a non-exempt and/or hourly employee, does this get factored into my overtime pay?

A14. No, all non-exempt and hourly employees are included in Participant Group 3. This group is eligible for fixed dollar award opportunities that are unrelated to your level of pay or wages, the number of hours worked, production, or efficiency. Any awards under the Plan represent discretionary bonuses and therefore are not factored into your hourly rate or any calculations of overtime pay.

Q15. When will the first communication of performance results be made?

A15. We will communicate initial performance results after the end of the second quarter. If you have an immediate performance question, contact your Bank President

Q16. Will this Incentive Compensation Plan replace the Christmas Bonus?

A16. No.

Q17. Will there be an Incentive Compensation Plan in 2004 and beyond?

A17. While there is no guarantee that First Security Group will provide Incentive Compensation in the future, it is the intention of the company to continue to link performance with pay by implementing Incentive Compensation Programs. However, we do expect that the specific provisions of this Incentive program may evolve in the future.

PRIVATE AND CONFIDENTIAL April 25, 2003